Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (the “Registration Statement”) of Kandi Technologies Group, Inc. of our report dated April 28, 2025, relating to consolidated financial statements and the effectiveness of internal control over financial reporting of Kandi Technologies Group, Inc. and Subsidiaries (“the Company”) as of and for the years ended December 31, 2024 and 2023, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024. We also consent to the reference to our Firm under the“Experts” section in this Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
PCAOB ID: 3299

Hong Kong, China
August 1, 2025